Exhibit 10.2
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

ARTIVION, INC.
Change of Control Severance Agreement

This Change of Control Severance Agreement (this “Agreement”) dated as of the 2nd day of August, 2022 is made and entered into by and between Artivion, Inc., a Delaware corporation (“Artivion” or the “Company”) and John E. Davis (the “Executive”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”), upon the recommendation of its Compensation Committee, has determined that it is in the best interests of the Company and its shareholders to enter into this Change of Control Agreement in order to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of the stockholders.

3. The Board believes it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment both prior to and following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are as defined below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     CERTAIN DEFINITIONS.

(a)“Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is Terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined herein) within the six (6) month period prior to the date on which the Change of Control occurs and if such Change of Control is consummated (such a Termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Effective Date” means the date immediately prior to the date of such Termination of employment.

(b)“Change of Control Period” means the period commencing on the date hereof and ending on December 31 of the year above; provided, however, that, commencing on December 31 of the year above, and each one-year anniversary of such date (such date and each such one-year anniversary thereof, the “Renewal Date”) unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless, at least thirty (30) days prior to the next Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)“Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, as described in paragraphs (i) through (iii) below.

(i)Change in Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Executive is a member, acquires ownership of the Company stock that, together with the Company stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company.

(A)If any one person or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Executive is a member, is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional the Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).

(B)An increase in the percentage of the Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv)), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C)Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of the Company stock if such stock remains outstanding after such transfer or issuance.

(ii)     Change in Effective Control of the Company.

(A)A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:

(1)Any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Executive is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company (the provisions of Sections l(d)(i) (B) and (C) above shall apply equally to this Section l(d)(ii)(A)(l); or

(2)A majority of the members of the Company Board of Directors are replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of the appointment or election.

(B)A change in effective control of the Company also may occur with respect to any transaction in which either of the Company or the other entity involved in a transaction described in paragraph (iii) experiences a Change of Control event described in paragraphs (i) or (iii).

(C)If any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Executive is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(A)A transfer of the Company's assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1)A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to Company stock;

(2)An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)A person, or more than one person acting as a group (within the meaning of paragraph (iv)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(4)An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided herein, a person’s status is determined immediately after the transfer of assets.

(B)For purposes of this paragraph (iii), gross fair market value means the value of all the Company assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)For purposes of this Section 1(d), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering of the Company’s stock.

(v)Under no circumstances shall the reincorporation of the Company in a different state, or any action or inaction taken in furtherance thereof, constitute a Change of Control under this Agreement, including but not limited to efforts to end incorporation in the current state of incorporation or alterations to equity that facilitate such an event.

(e)Terminate or Termination means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

2.     EMPLOYMENT.

Executive and the Company acknowledge that the employment of the Executive by the Company is “at will,” and Executive shall have no rights under this Agreement unless Executive is Terminated by the Company without Cause or by the Executive with Good Reason during the period commencing on the Effective Date and ending on the second first anniversary of such date.

3.     TERMS OF AT WILL EMPLOYMENT.

The terms of Executive’s at will employment, as recorded in the Employee Proprietary Information Agreement executed by the Executive and the Company, are incorporated herein.

4.     TERMINATION OF EMPLOYMENT.

(a)     For purposes of this Agreement, “Cause” shall mean:

(i) an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the Executive’s employment with the Company;

(ii) intentional or grossly negligent damage by Executive to the Company’s assets;

(iii) intentional or grossly negligent disclosure by Executive of the Company’s confidential information contrary to the Company policies;

(iv) material breach of the Executive's obligations under this Agreement or any other Agreement with the Company;

(v) engagement by the Executive in any activity which would constitute a breach of the Executive’s duty of loyalty or of the Executive’s assigned duties;

(vi) breach by the Executive of any of the company’s policies and procedures;

(vii)     the willful and continued failure by Executive to perform the Executive’s assigned duties (other than as a result of incapacity due to physical or mental illness); or

(viii)     willful conduct by the Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(b)Good Reason. For purposes of this Agreement, “Good Reason” shall mean the assignment to the Executive, without the Executive’s consent, of any duties materially inconsistent with the Executive’s position (including changes in status, offices, or titles and any change in the Executive's reporting requirements that would cause Executive to report to an Executive who is junior in seniority to the employee to whom Executive reports), authority, duties or responsibilities, determined as of the later of the date of this Agreement or the date of any modification to Executive’s position (including status, offices, titles and reporting requirements, as described above), authority, duties or responsibilities that is agreed to by Executive, or any other action by the Company that results in a material diminution in such position, authority, duties, responsibilities or Executive’s aggregate compensation, excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive (each of these an “Event” for purposes of this Section 4(b)). Executive must notify the Company of any Event that constitutes Good Reason within ninety (90) days following Executive’s knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement.

(c)Notice of Termination. Any Termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the termination date (which date shall not be more than thirty (30) days after the giving of such notice; provided, however, if Executive is terminating for Good Reason such date shall not be less than thirty (30) nor more than forty-five (45) days after giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d)Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-Termination services by the Executive) to ensure that any Termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.”

    (e)         Covenants Necessary to the Company’s Business. The covenants recorded in the Employee Proprietary Information Agreement executed by the Executive and the Company are incorporated herein, including but not limited to the covenant not to compete, the covenant regarding customer solicitation and interference, and the covenant regarding solicitation of employees. Officer covenants and agrees that the payment of any Severance Payment (as defined in Section 5(e) below) shall be subject to and expressly conditioned upon Officer’s compliance with the covenants set forth in the Employee Proprietary Information Agreement, which have been incorporated herein. Should Officer fail to comply with these covenants, the Company shall not be required to make the Severance Payment (or any portion of the Severance Payment that remains unpaid), and the Officer shall be required to repay any portion of the Severance Payment that the Officer has already received from the Company.

5.     OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)If, during the two (2) year period commencing on the Effective Date and ending on the second anniversary of the Effective Date, (i) the Company shall Terminate the Executive’s employment without Cause, or (ii) the Executive shall Terminate employment for Good Reason, then the Company shall pay to Executive the Severance Payment (defined below).

(b)Severance Payment. The “Severance Payment” shall be an amount equal to one and one-half (1½) times the aggregate of Executive’s base salary as of the Date of Termination and cash bonus compensation for the year in which the Termination of employment occurs. For purposes of determining Executive’s cash bonus compensation for purposes of this Section 5(b), if the Date of Termination occurs before the awarding of bonuses for the year in which the Date of Termination occurs, the cash bonus compensation component of the Severance Payment shall be computed based on Executive’s most recent awarded cash bonus. Cash bonus compensation shall include only the Annual Bonus paid in cash and shall specifically exclude the value of any non-cash bonuses, such as options or restricted stock. For the sake of clarification, all cash paid in payment of all or a portion of the bonus pursuant to the Company’s 2007 Executive Incentive Plan or any successor thereto shall be bonus compensation for purposes of this Agreement for the year in which paid or issued. The Severance Payment shall be payable to Executive as follows:

(i)Except for the group health plan benefits payments or as otherwise provided herein, the Severance Payment, if any is due hereunder, shall be paid to Executive in a lump sum not later than thirty (30) days following Executive's Date of Termination, unless the Termination is an Anticipatory Termination.

(ii)In the event of an Anticipatory Termination, the Severance Payment, except for the group health plan benefits payments, shall be paid to Executive in a lump sum not later than thirty (30) days following the date of the Change of Control.

(iii)    Notwithstanding the foregoing, if any amount paid pursuant to this Section 5(b) is deferred compensation within the meaning of Section 409A of the Code and as of the Date of Termination Executive is a Specified Employee, amounts that would otherwise be payable during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”). As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(l)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date.” For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year.

(c)Medical Coverage. In addition, group health plan coverage for the Executive and covered dependents, with the same contribution by the Executive, will be provided as part of the Severance Payment for the lesser of eighteen (18) months following the Date of Termination or until the Executive is provided comparable benefits by another employer.

(d)Separation Agreement and Release of Claims. The receipt of any Severance Payment pursuant to this Agreement will be subject to the Executive signing and not revoking a separation agreement and release of claims in a form provided by the Company (the “Release”), which may include restatements of covenants contained in the Employee Proprietary Information Agreement among others, and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will any Severance Payment be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 5(b)(iii), any Severance Payment that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and any remaining payments will be made as provided in the Agreement.

6.     FULL SETTLEMENT.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the may reasonably incur as a result of any contest by the Company or Executive with respect to liability under or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) the Executive receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within thirty (30) days of the date of the judgment; or (ii) the parties agree to dismiss any such action upon the Company’s payment of the sums allegedly due the Executive or performance of the covenants by the Company allegedly breached by it.

7.     PAYMENT CUT-BACK.

(a)Notwithstanding anything to the contrary contained herein, the Company will not pay to Executive any excise tax gross up pursuant to this Agreement or any other agreement between Executive and the Company. Further notwithstanding anything to the contrary contained herein, the Company shall reduce any payment contingent on a Change of Control pursuant to any plan, agreement, or arrangement of the Company that would be considered in determining whether a “parachute payment” (as defined in Section 280G (“Section 280G”) of the Code), has occurred (“Change of Control Severance Payment”) to 2.99 times Employee’s average compensation, as indicated on such Employee’s Form W-2, for the five (5) years ending immediately prior to the year containing the date of the Change of Control (the “Safe Harbor Amount”) if, and only if, reducing the Change of Control Severance Payment would provide Executive with a greater net after-tax Change of Control Severance Payment than would be the case if no such reduction took place. The Safe Harbor Amount, as defined herein, is an amount expressed in present value which maximizes the aggregate present value of the Change of Control Severance Payment without causing the Change of Control Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (the “Excise Tax”), determined in accordance with Section 280G(d)(4). Any reduction in the Change of Control Severance Payment shall be implemented in accordance with Section 7(b).

(b)(i)    Any reduction in payments pursuant to Section 7(a) shall apply so as to minimize the amount of compensation that is reduced (i.e., it applies to payments that to the greatest extent represent parachute payments), provided, however, no reduction shall be applied to an amount that constitutes a deferral of compensation under Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Section 409A that is not currently payable.

(ii)    For purposes of determining whether the Change of Control Severance Payment will be subject to the Excise Tax and the amount of such Excise Tax:

(A)    The Change of Control Severance Payment shall be treated as a “parachute payment” within the meaning of Section 280G(b)(2), and if it is an “excess parachute payment” within the meaning of Section 280G(b)(l), it shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Executive, the Change of Control Severance Payment (in whole or in part) does not constitute a parachute payment, or such excess parachute payment (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) in excess of the base amount within the meaning of Section 280G(b)(3) or are otherwise not subject to the Excise Tax.

(B)    The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4).

(iii)For purposes of determining reductions in compensation pursuant to this Section 7(b), if any, Executive will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Section 409A to provide for accurate payments under the cut-back provision of this Section 7(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Section 409A.

(c)Furthermore, notwithstanding anything in this Agreement to the contrary, aggregate Severance Payments, separation payments and/or similar payments made to Executive pursuant to this Agreement and otherwise shall be limited to the equivalent of Executive’s salary paid during the three (3) completed fiscal years ended prior to the Date of Termination, including any bonuses and guaranteed benefits paid during those years.

8.     CONFIDENTIAL INFORMATION.

The Executive and the Company will also be parties to one or more separate agreements respecting confidential information, trade secrets, inventions and non-competition, including but not limited to the Employee Proprietary Information Agreement, (collectively, the “IP Agreements”). The parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement; provided, however, that to the extent that there is any conflict or overlap between the provisions of this Agreement and any of the IP Agreements, those provisions that provide the Company with the greatest rights and protections shall control.
9.     SUCCESSORS.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean Artivion as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.     COMPLIANCE WITH SECTION 409A.

(a)     This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.

(b)The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.

(c)The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.     MISCELLANEOUS.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Both the Executive and the Company expressly consent to the exclusive venue of and personal jurisdiction within the state and federal courts located in Delaware for any lawsuit arising from or related to this Agreement

(b)The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

John E. Davis
[REDACTED]
[REDACTED]

If to the Company:

Artivion, Inc.
1655 Roberts Boulevard, N.W
Kennesaw, GA 30144
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(e)The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)This Agreement supersedes any Change of Control Agreements previously entered into by and between Executive and Company and, along with the Employee Proprietary Information Agreements and other agreements noted herein, embodies the entire agreement between the parties with respect to the subject matter addressed herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                        /s/ John E. Davis
                        John E. Davis, SVP, Global Sales and Marketing

                        ARTIVION, INC.

                        By:    /s/ J. Patrick Mackin
                            J. Patrick Mackin
                            Chairman, President and CEO